Exhibit 8.1

505 Montgomery Street, Suite 2000 San Francisco, California 94111-6538 Tel: +1.415.391.0600 Fax: +1.415.395.8095 www.lw.com

October 27, 2014	FIRM / AFFILIATE OFFICES
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Transcept Pharmaceuticals, Inc.	Los Angeles	Tokyo
1003 W. Cutting Blvd., Suite #110	Madrid	Washington, D.C.
Point Richmond, CA 94804

Re:	Agreement and Plan of Merger and Reorganization dated as of June 30, 2014

Ladies and Gentlemen:

We have acted as special counsel to Transcept Pharmaceuticals, Inc., a Delaware corporation (“Transcept”), in connection with the Agreement and Plan of Merger and Reorganization dated as of June 30, 2014 (the “Merger Agreement”), by and among Paratek Pharmaceuticals, Inc., a Delaware corporation (“Paratek”), Tigris Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Transcept (“Merger Sub”), Tigris Acquisition Sub, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Transcept (“Merger Sub 2”) and Transcept, pursuant to which Merger Sub will merge with and into Paratek, with Paratek surviving (the “First Step Merger”), and immediately following the effectiveness of the First Step Merger, Paratek will merge with and into Merger Sub 2, with Merger Sub 2 surviving (the “Second Step Merger” and, together with the First Step Merger, the “Merger”). This opinion is being delivered in connection with the proxy statement/prospectus included in the registration statement on Form S-4 initially filed by Transcept with the Securities and Exchange Commission on the date hereof. Capitalized terms not defined herein have the meanings specified in the Merger Agreement unless otherwise indicated.

In rendering our opinion, we have examined and, with your consent, are expressly relying upon (without any independent investigation or review thereof) the truth and accuracy of the factual statements, representations and warranties contained in (i) the Merger Agreement (including any Exhibits and Schedules thereto), (ii) the registration statement on Form S-4 initially filed by Transcept with the Securities and Exchange Commission on the date hereof and the registration statement on Form S-4 initially filed by Transcept with the Securities and Exchange Commission on August 28, 2014, in each case, including the proxy statement/prospectus/information statement forming a part thereof (each as amended through the date hereof, and together the “Registration Statement”), (iii) the respective tax representation

October 27, 2014

letters of Paratek and of Transcept, Merger Sub 1 and Merger Sub 2 delivered to us for purposes of this opinion (the “Officer’s Certificates”), and (iv) such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion.

In addition, we have assumed, with your consent, that:

1.	Original documents (including signatures) are authentic, and documents submitted to us as copies conform to the original documents, and there has been (or will be by the effective time of the Merger (the “Effective Time”)) execution and delivery of all documents where execution and delivery are prerequisites to the effectiveness thereof;

2.	The Merger will be consummated in the manner contemplated by, and in accordance with the provisions of, the Merger Agreement and the Registration Statement, and the Merger will be effective under the laws of the State of Delaware;

3.	All factual statements, descriptions and representations contained in any of the documents referred to herein or otherwise made to us are true, complete and correct in all respects and will remain true, complete and correct in all respects up to and including the Effective Time, and no actions have been taken or will be taken which are inconsistent with such factual statements, descriptions or representations or which make any such factual statements, descriptions or representations untrue, incomplete or incorrect at the Effective Time;

4.	Any statements made in any of the documents referred to herein “to the knowledge of” or similarly qualified are true, complete and correct in all respects and will continue to be true, complete and correct in all respects at all times up to and including the Effective Time, in each case without such qualification;

5.	The parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Merger Agreement, the Registration Statement and the Officer’s Certificates; and

6.	There will be no change in applicable U.S. federal income tax law from the date hereof through the Effective Time.

Based upon and subject to the foregoing, and subject to the qualifications and limitations stated in the Registration Statement, the statements in the Registration Statement under the caption “The Merger—Material U.S. Federal Income Tax Consequences of the Merger,” constitute the opinion of Latham & Watkins LLP as to the material U.S. federal income tax consequences of the Merger.

October 27, 2014

In addition to the matters set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below.

1.	This opinion represents our best judgment regarding the application of U.S. federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures, but does not address all of the U.S. federal income tax consequences of the Merger. We express no opinion as to U.S. federal, state, local, foreign or other tax consequences, other than as set forth herein. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the U.S. federal income tax laws.

2.	No opinion is expressed as to any transaction other than the Merger as described in the Merger Agreement, the Registration Statement and the Officer’s Certificates, or to any transaction whatsoever, including the Merger, if, to the extent relevant to our opinion, either all the transactions described in the Merger Agreement are not consummated in accordance with the terms of the Merger Agreement and without waiver or breach of any provisions thereof or all of the factual statements, representations, warranties and assumptions upon which we have relied are not true and accurate at all relevant times.

This opinion is rendered to you in connection with the filing of the Registration Statement. This opinion may not be relied upon by you for any other purpose, or furnished to, quoted to, or relied upon by any other person, firm or other entity for any purpose, without our prior written consent, except that this opinion (i) may be furnished or quoted to your legal counsel and to judicial or regulatory authorities having jurisdiction over you and (ii) may be relied upon by persons entitled to rely on it pursuant to applicable provisions of federal securities law. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm name therein under the captions “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” and “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Latham & Watkins LLP